Exhibit 99.2

Supplemental Financial Information First Quarter 2005

Table of Contents Introduction 2 Appendix Financial Highlights 3-4 Supplemental Information on Bond Portfolio 16-18 Coverage Ratios 5 Bond Portfolio Distribution 16 Distribution Growth, CAD Growth, and Payout Ratio 6 Cash Flow Hedging 17-18 Market Capitalization and Leverage 7-8 Analysis of Balance Sheet Components 19-20 Consolidated Financials Contact Information 21 Balance Sheet 9 Income Statement 10 GAAP to CAD Reconciliation 11 Business Segments 12 Production Summary 13 Equity Research Coverage 14

Introduction MuniMae provides debt and equity financing to developers and owners of multifamily housing and other real estate investments. We rely on our in-depth industry knowledge and expertise to successfully structure and manage investments both for our own account and for others. MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders.

Financial Highlights (See footnotes on following page)

Financial Highlights Note (1) - We adopted FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" effective March 31, 2004, which required us to consolidate certain tax credit equity funds and real estate operating partnerships in which we have a 1% or less general partnership interest. As a result of consolidating the funds, syndication and other fees earned on these funds have been eliminated in consolidation. These changes, coupled with the finance accounting required for the guaranteed tax credit equity funds under FAS 66, make the year over year comparisons difficult. Accordingly, we have presented adjusted amounts for comparability purposes to prior years. These amounts are not in accordance with generally accepted accounting principles ("GAAP"). Note (2) - We provide investors with a non-GAAP performance measurement, Cash Available for Distribution ("CAD"), to report our operating results. We believe this measure, in addition to net income, provides investors with the information necessary to assess our operating results. This concept is similar to Funds From Operations ("FFO") for REITs. We define CAD as net income, adjusted for: (1) cash received for origination, syndication and guarantee fees and other revenue but deferred for GAAP purposes; (2) non-cash items, which include primarily fair market value adjustments related to derivatives, amortization of intangible assets, non- cash gains and losses associated with the sale of servicing rights, valuation allowances and impairment losses related to our investments in loans, bonds and bond-related investments, changes in accounting principle and deferred compensation and deferred tax expenses; (3) cash received from our investments in certain partnerships rather than our allocable share of GAAP-based net income (which includes depreciation and amortization); (4) syndication and other fees eliminated due to the consolidation of certain tax credit equity funds and the requirements surrounding the guaranteed tax credit equity funds; and (5) the different carrying bases for GAAP and CAD on properties sold. Our calculation of CAD may not be comparable to similarly titled measures reported by other companies because there is no generally accepted methodology for computing CAD and all companies do not calculate CAD in the same manner. It should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance. CAD is reconciled to net income on page 11 of this supplemental financial information package. Notes (1) and (2) are referenced throughout the remainder of the presentation.

Coverage Ratios Notes: (3) GAAP Fixed Charge Coverage equals net income plus depreciation and amortization, net gains (losses) on derivatives from mark-to-market adjustments, income tax expense, interest expense, interest expense on preferred shares and subordinate debentures, and dividends on perpetual preferred shares, divided by interest expense plus interest expense on preferred shares, interest rate swaps and subordinate debentures and dividends on perpetual preferred shares. (4) CAD Fixed Charge Coverage equals total CAD to common shares plus depreciation and amortization, income tax expense, interest expense, interest expense on preferred shares and subordinate debentures and dividends on perpetual preferred shares, divided by interest expense plus interest expense on preferred shares and subordinate debentures and dividends on perpetual preferred shares.

Distribution Growth, CAD Growth, and Payout Ratio * analyst consensus for 2004 CAD. Distribution Per Share Gross Margin % CAD Payout Ratio CAD Per Share 2000 1.6725 0.558 0.898 1.86 2001 1.715 0.566 0.89 1.92 2002 1.755 0.56 0.88 2 2003 1.795 0.554 0.86 2.13 2004 1.86 0.797 2.33

Market Capitalization and Leverage Note: (5) Senior Debt includes notes payable, short-term debt, and long-term debt. (5)

Market Capitalization Total Market Capitalization(6) as of March 31, 2005 Note: (6) Equity market cap is based on shares outstanding as of last day of the fiscal quarter multiplied by closing share price as of last trading day in the quarter; other data on chart are GAAP figures as of quarter-end.

Consolidated Balance Sheets

Consolidated Income Statements -Quarters Ended March 31, 2005 and 2004

Net Income to CAD Reconciliation (2)

Business Segments Note: (7) Includes $24 million of taxable loans associated with tax-exempt bond originations. (7)

Production Summary Notes: (8) Bonds originated for Fannie Mae, Freddie Mac, and FHA/HUD programs. (9) Most MRC production is expected to be off balance sheet management of third party funds. At quarter end March 31, 2005, 100% of the MRC production was off balance sheet.

Equity Research Coverage Firm Analyst Telephone A.G. Edwards Matthew Park 314-955-6049 Legg Mason Wood Walker Rod Petrik 410-454-4131 Merrill Lynch Brian Legg 212-449-1153 RBC Capital Jay Leupp 415-633-8588 Wachovia Securities Christopher Haley 443-263-6773

Appendix Supplemental Information on Bond Portfolio 16-18 Bond Portfolio Distribution 16 Cash Flow Hedging 17-18 Analysis of Balance Sheet Components 19-20 Contact Information 21

Bond Portfolio Distribution Definitions: LIHTC - Low income housing tax credit CDD - Community development district 501(c)(3) - Non-profit entity 80/20 - Properties where generally 20- 40% of the units must be set aside for those at 50-60% of the median income. By State By Property Status

Cash Flow Hedging MuniMae Supplementary Financial Information First Quarter 2005 -------------------------------------------------------------------------------- As of March 31, 2005 Total Amount % Total Average Term (in thousands) Securitizations in Years Fixed Rate Securitizations $ 163,341 26% 2 Floating Rate Securitizations 476,472 74% 8 Total Securitizations $ 639,813 100% 6 As of March 31, 2005 Notional As Adjusted(10) Total Amount % Total % of Total Average Term in (in thousands) Securitizations Total Amount Securitizations Years Floating Rate Securitizations $ 476,472 74% $ 476,472 74% 8 Interest Rate Swaps (302,890) -47% (346,055) -54% 3 Net Floating Rate Securitizations $ 173,582 27% $ 130,417 20 % Note: (10) The Company generally hedges its floating rate risk related to bond securitizations using swaps based on BMA, the short-term tax-exempt rate on the basis of which its tax-exempt bonds are priced. However, since 2003, the Company has, from time to time, hedged this risk using LIBOR swaps. The As Adjusted data provide the Company's estimate of its hedge positions assuming all LIBOR swaps were converted into BMA swaps, based on market data as to the ratio of LIBOR to BMA as of the relevant date. In addition, from time to time, the Company may purchase senior interests in securitizations or post cash collateral, both of which reduce the Company's floating-rate risk and are so reflected in the As Adjusted data.

Cash Flow Hedging (Weighted Average Swap Rate of 3.17%) "We use a laddered hedging strategy to minimize roll-over risk in any one year"

Analysis of GAAP Balance Sheet Components	MuniMae Supplementary Financial Information First Quarter 2005

									Consolidated
	Bond				CAPREIT		Preferred		Balance Sheet		Off Balance
	Securitizations and		Taxable	Tax Credit	Equity		Equity in	Tax Credit	March 31,		Sheet Bond
(in thousands)	Derivatives (11)		Lending (12)	Operations (13)	Investments (14)	Other	TE Bond Sub (15)	Funds (16)	2005		Financings
ASSETS
Investment in loans/bonds, net	$1,386,332		$624,846	$—	$2,164	$—	$—	$—	$2,013,342		$88,944
Investments in partnerships	—		2,017	58,766	66,755	—	—	630,775	758,313		—
Cash and cash equivalents	—		—	—	—	57,805	—	—	57,805		—
Other assets	24,488		18,500	57,152	—	50,828	7,218	216,499	374,685		—
Goodwill (17)	—		15,855	91,748	—	1,880	—	—	109,483		—
Other intangibles	—		—	23,854	—	—	—	—	23,854		—

Total assets	$1,410,820		$661,218	$231,520	$68,919	$110,513	$7,218	$847,274	$3,337,482		$88,944

LIABILITIES AND SHAREHOLDERS’ EQUITY
Senior Debt	$724,509		$499,944	$54,211	$—	$—	$—	$261,115	$1,539,779		$88,944
Preferred securities	—		—	134,000	—	—	168,000	—	302,000		—
Tax credit equity guarantee liability	—		—	48	—	—	—	200,795	200,843		—
Other liabilities	5,752		43,048	8,777	—	14,523	5,740	45,569	123,409		—

Total liabilities	730,261		542,992	197,036	—	14,523	173,740	507,479	2,166,031		88,944

Minority interest in subsidiary companies	—		—	204	—	—	—	377,346	377,550		—
Preferred shareholders’ equity in subsidiary companies	—		—	—	—	—	71,031	—	71,031		—
Liabilities / Assets	52	%(19)	82%	85%	0%	13%	2407%	60%	65%	(20)	100%
Total shareholders’ equity (18)	680,559		118,226	34,280	68,919	95,990	(237,553)	(37,551)	722,870		—

Total liabilities and shareholders’ equity	$1,410,820		$661,218	$231,520	$68,919	$110,513	$7,218	$847,274	$3,337,482		$88,944

Analysis of GAAP Balance Sheet Components MuniMae Supplementary Financial Information First Quarter 2005 -------------------------------------------------------------------------------- NOTES (11) Bond securitizations and derivatives includes the Company's investments in tax-exempt bonds, bond related investments and derivatives and the related on-balance sheet debt and cash collateral. (12) Taxable lending includes the Company's construction and permanent loans and the related borrowings from the Midland Affordable Housing Group Trust, pension funds and lines of credit. (13) Tax credit operations includes the Company's investment in properties and advances to tax credit equity funds and the related borrowings under lines of credit. (14) CAPREIT equity investments includes the taxable equity investments in the CAPREIT joint ventures and the related cash collateral. (15) Due to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the preferred shares issued by TE Bond Subsidiary have been reclassified to debt. (16) Tax credit funds reflects the consolidation of assets and liabilities of certain tax credit equity funds under two GAAP rules: Financial Interpretation No. 46, Consolidation of Variable Interest Entities (Revised) (FIN46R), which requires consolidation of certain funds which are considered variable interest entities; and Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate, which requires consolidation of funds where the Company has provided investors a guarantee or has continuing involvement with the assets of the funds. (17) Goodwill of $31.7 million related to the 1999 purchase of the Midland Companies has been allocated equally between taxable lending and tax credit operations. (18) Shareholders equity was calculated by taking assets minus liabilities and minority interest for each column, and therefore these amounts do not accurately represent the actual or notional amount of equity attributable to each column. (19) Including the assets and liabilities from off balance sheet bond securitizations the percentage relating to bond securitizations and derivatives would be 55%. (20) Adjusted to include minority interest as a liability the percentage would be 76%. Adjusted to exclude the assets and liabilities of the tax credit funds the percentage would be 67%.

Contact Information MuniMae 621 East Pratt Street, Suite 300 Baltimore, Maryland 21202-3140 Phone: 877-461-4895 Fax: 410-727-5387 Investor Contacts: Mike Rulf Principal, Investor Relations 443-263-2921 Angela Richardson Investor Relations Representative 888-788-3863